EXHIBIT 10.2

SIXTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
ZIONS BANCORPORATION

THIS SIXTH AMENDMENT, dated and effective as of the seventeenth day of August, 2015, by and between Fidelity Management Trust Company (the “Trustee”) and Zions Bancorporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 3, 2006, with regard to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”); and

WHEREAS, the Trustee’s address has changed to 245 Summer Street, Boston, MA 02210, and the parties wish to amend the Agreement to reflect the same; and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Amending Section 5(a), Selection of Investments or Investment Options, by restating as follows:

(a)    Selection of Investment Options or Portfolio Advisory Service®.

The Trustee shall have no responsibility for the selection of investment options under the Trust or the decision to offer Portfolio Advisory Service®, and shall not render investment advice to any person in connection with the selection of such options or service. The parties acknowledge that the Sponsor is capable of evaluating investment risks independently.  The Sponsor affirms that at all times all decisions concerning the plan's investment line-up or its investment strategies, including, but not limited to, evaluations of information provided by Trustee or its affiliates, shall be made by exercising independent judgment.

“Portfolio Advisory Service®” shall mean Fidelity Portfolio Advisory Service® at Work, a discretionary investment management service provided by Strategic Advisers in accordance with the investment management agreement as attached, to eligible Participants who elect the service. “Strategic Advisers” shall mean Strategic Advisers, Inc., an affiliate of the Trustee, and a registered investment adviser, or its successors or assigns.

(2)    Amending Section 5(c), Participant Direction, by restating as follows:

(c)    Participant Direction.

As authorized under the Plan, each Participant shall direct the Trustee in which investment option(s) to invest the assets in the Participant’s individual accounts, or shall direct the Trustee to invest such Participant’s individual accounts among the Plan’s available investment options in accordance with investment directions provided by Strategic Advisers under Portfolio Advisory Service®. In the event the Participant elects to participate in Portfolio Advisory Service®, he or she may not exercise investment direction over his or her Plan account (except for assets held in Sponsor Stock) until his or her participation in such Portfolio Advisory Service® has terminated. Investment directions may be made by Participants by use of the telephone exchange system, the internet, or in such other manner as may be agreed upon from time to time by the Sponsor and the Trustee. Participant direction to participate in Portfolio Advisory Service® (or to cease such participation) shall be made by use of the telephone exchange system, or in such other manner as may be agreed upon from time to time by the Sponsor and the Trustee. Any direction from Participants contemplated by this paragraph shall be made in accordance with the fund exchange provisions set forth in the Plan Administration Manual. The Trustee shall not be liable for any loss or expense that arises from a Participant’s exercise or non-exercise of rights under this Section 5 over the assets in the Participant’s accounts. In the event that the Trustee fails to receive a proper direction from the Participant, the assets shall be invested in the investment option set forth for such purpose on Schedule “C”, until the Trustee receives a proper direction.

(3)    Amending Section 5(d)(i), Execution of Purchases and Sales, by restating as follows:

(i)	Execution of Purchases and Sales of Mutual Funds

Purchases and sales of Mutual Funds (other than for exchanges) shall be made on the date on which the Trustee receives from the Administrator In Good Order all information, documentation and wire transfer of funds (if applicable), necessary to accurately effect such transactions. Exchanges of Mutual Funds pursuant to Participant request shall be processed in accordance with the fund exchange provisions set forth in the Plan Administration Manual.

(4)	Amending Section 5, Investment of Trust, to add a new subsection (i), as follows:

(i)    Portfolio Advisory Service®.

(i)
This section is intended to authorize appointment of an investment manager as contemplated in Section 402(c)(3) of ERISA. The Sponsor may appoint an investment manager, and, pursuant to the agreement in the Schedule titled “Investment Management Agreement”, the Sponsor has so appointed Strategic Advisers with respect to assets held in the individual Plan accounts of participants enrolled in Portfolio Advisory Service®. That appointment extends only to Managed Assets, as defined below. Trustee will implement the addition of Portfolio Advisory Service® on August 17, 2015. In the event the implementation date above is no longer reasonably practicable, the parties will establish another date for implementation.

(ii)	Managed Assets shall be comprised of those assets held in or contributed to the individual plan accounts of eligible Participants (other than Sponsor

Stock) from whom the Trustee or its agent has received In Good Order an election to participate in the Portfolio Advisory Service®, and whose participation has not been terminated in accordance with subparagraph (iv). All Participants are eligible for Portfolio Advisory Service®. In order to be eligible for the service, a Participant must have a Plan account balance equal to or greater than an amount as the Trustee and Strategic Advisers may determine in their sole discretion. Participants who hold non-traditional investment options in their Plan account, such as self-directed brokerage assets, are ineligible for the service until such holdings are liquidated.

(iii)
Purchases and sales of investment options initiated by Portfolio Advisory Service® shall be governed by the operating guidelines set out in the Schedule titled “Operating Guidelines for Investment Options Exchanges -Portfolio Advisory Service®”.

(iv)
For so long as Portfolio Advisory Service® is offered, Strategic Advisers’ authority with respect to Managed Assets shall begin when Fidelity has confirmed receipt of an election In Good Order from an eligible Participant who has elected to participate in the service (and in the case of plans or portions thereof transferring to Fidelity recordkeeping services, at the conclusion of the Participant Recordkeeping Reconciliation Period). Strategic Advisers’ authority with respect to Managed Assets shall end with respect to a Participant when (A) the Participant terminates his or her election to participate in Portfolio Advisory Service®; (B) Managed Assets are withdrawn (through loan, withdrawal or distribution) or otherwise transferred out of the Participant’s account for any reason (but only to the extent of such withdrawal or transfer); (C) the Participant’s account is transferred to another plan; (D) Strategic Advisers receives notice from the Trustee or its agent of a Participant’s death, after the Trustee or its agent has been so notified; (E) Strategic Advisers notifies a Participant that the Participant is no longer eligible for the service, or that it will no longer provide the service to such Participant for any reason; (F) when the Plan’s Named Fiduciary directs Strategic Advisers to discontinue its service to any Participant (whether through termination of Strategic Advisers as investment manager with respect to Portfolio Advisory Service®, or otherwise); or (G) when an affiliate of the Trustee ceases to provide recordkeeping services for the Plan. A Participant’s termination of his or her election to participate in Portfolio Advisory Service® shall be effective immediately after the Trustee confirms receipt of such election, provided that if confirmation is received after market close and one or more exchange transactions initiated by Strategic Advisers are pending for processing in the nightly cycle for such date, such exchanges shall be processed as of the market close on such date.

(v)
The Managed Assets shall be identified on the books and records of the Trust separately from all other assets held by the Trustee under this Agreement. Strategic Advisers shall have the duty and power to direct the Trustee and its affiliates as to the investment of Managed Assets among available investment options, in accordance with governing investment guidelines, but shall have no authority with respect to the exercise of shareholder rights such as voting, or other rights that arise out of the Trust’s ownership of certain securities, such as the right to participate in bankruptcy or other litigation. The Trustee shall follow the direction of Strategic Advisers or its agent regarding the investment and reinvestment of the Managed Assets. The Trustee shall have no authority or responsibility to review, question or countermand any instruction provided by Strategic Advisers to it, unless it has knowledge that by its action or failure to act, it will be participating in or undertaking to conceal a breach of fiduciary duty by Strategic Advisers.

(vi)	The Trustee may execute such documents and powers of attorney as may be necessary to authorize Strategic Advisers or its agents, to exercise the investment management duties of Strategic Advisers.

(vii)	It is acknowledged that the Strategic Advisers may appoint as its agent any entity, including FIIOC that is also used by the Trustee in performing its duties hereunder.

(viii)
Neither the Trustee nor its affiliates performing recordkeeping and administrative services for the Plan shall have any obligation to provide any information concerning an enrolled Participant to Strategic Advisers (including, without limitation, any holdings of such Participant outside of the assets allocated to Portfolio Advisory Service®), provided, however, that the Trustee and such affiliates shall be obligated to notify Strategic Advisers of an event terminating some or all of its management responsibilities for enrolled Participants.

(ix)
A Participant may elect to participate in Portfolio Advisory Service® by enrolling via the internet, by completing a paper enrollment form, via telephone, or by other means as agreed to by the Sponsor and the Trustee. After the conclusion of any Participant Recordkeeping Reconciliation Period, exchanges shall be made at the NAV next calculated after a Participant has provided In Good Order all information necessary for the service to determine an appropriate target asset mix and model portfolio, and the receipt of his or her election to participate in Portfolio Advisory Service® has been confirmed. A Participant may elect to terminate participation in Portfolio Advisory Service® via telephone, the internet, or such other means agreed to by the Sponsor and the Trustee and such termination shall be effective immediately when the Trustee confirms receipt of such instruction, provided that if any exchange transactions are pending at the time the Participant elects to terminate the service, the pending transactions shall be processed at the market close on such date unless the Participant requests cancellation of such transactions. In the absence of such pending transactions, upon completion of unenrollment process of his or her participation in the Portfolio Advisory Service®, a Participant may request exchanges immediately, and such transactions shall be implemented in accordance with the guidelines set forth in the Plan Administration Manual for such investment option. For so long as a

Participant participates in Portfolio Advisory Service®, he or she may not make exchanges in his or her account (except for exchanges related to Sponsor Stock).

(x)
The Named Fiduciary may direct the Trustee in writing to automatically enroll some or all of the Participants into Portfolio Advisory Service®. If the Named Fiduciary directs the Trustee to automatically enroll any or all of the Participants into Portfolio Advisory Service®, the Trustee shall re-direct contributions to the Plan accounts of such Participants, and shall re-allocate existing account balances of such Participants, among the Plan’s available investment options in accordance with the investment directions provided by Strategic Advisers unless or until the Participant opts out of Portfolio Advisory Service®. Assets held in or contributed to the accounts of a Participant who has been automatically enrolled in the Service pursuant to the Named Fiduciary’s direction shall be Managed Assets as described in (ii) above, subject to investment direction by Strategic Advisers until such time as the Participant opts out of participation in Portfolio Advisory Service® and so notifies the Trustee. Participant direction to opt out of Portfolio Advisory Service® may be made via the telephone, the internet or in such other manner as may be agreed to from time to time between the Named Fiduciary and the Trustee. Upon receipt and processing of a Participant’s election to opt out of Portfolio Advisory Service®, the Trustee shall thereafter invest the Participant’s accounts among the investment options under the Plan in accordance with the Participant’s investment instructions. A Participant’s election to opt out of enrollment in Portfolio Advisory Service® shall be effective immediately after the Trustee confirms receipt of such election, provided that if confirmation is received after market close on a Business Day and one or more exchange transactions initiated by Strategic Advisers are processing in the nightly cycle for such date, such exchanges shall be processed as of the market close of the next Business Day.

(5)	Restating Section 11, Resignation, Removal, and Termination Notices, in its entirety, to read as follows:

Section 11. Resignation, Removal, and Termination Notices.

All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Corporate Benefits Director, One South Main Street, Suite 600, Salt Lake City, Utah, 84111, and to the Trustee c/o Fidelity Workplace Services LLC, PWI Risk & Compliance, 245 Summer Street, V7B, Boston, Massachusetts 02210, or to such other addresses as the parties have notified each other of in the foregoing manner.

(6)    Adding a new Section 23, Investment Management Communications, as follows:

Section 23.     Investment Management Communications.

Notwithstanding any provision of the Agreement to the contrary, Sponsor hereby authorizes the Trustee and affiliates of the Trustee, throughout the term of this Agreement and any extensions thereto, to provide Participants with communications related to workplace and/or personal investment management products or services. The Trustee and affiliates of the Trustee may use for such purpose any information received hereunder or otherwise related to the Plan or Sponsor; all such information collected or used shall be treated in accordance with Fidelity Investments’ privacy policy.

(7) Amending Schedule “B”, Fee Schedule, to add the following:

Portfolio Advisory Service®

The fees for Portfolio Advisory Service® are set forth in the Investment Management Agreement Schedule.

Unless paid by the Sponsor or deducted from the Plan pursuant to alternative, valid direction from the Plan’s Named Fiduciary, the quarterly fees for Portfolio Advisory Service® applicable to each Participant will be calculated, based on a Participant’s daily balances for all days not previously billed, generally on the 25th day (or next available Business Day) of the final month of the Participant statement cycle quarter. The Trustee shall redeem investments in the amount of such fee pro rata from the investment options in the electing Participant’s Plan account on the Business Day following the fee calculation. This amount will be noted on the Participant’s statement. In the event a Participant’s participation in the service is terminated before the end of a quarter, the fee will be prorated based on the number of days the account was managed during the quarter. Failure to deduct fees shall not constitute a fee waiver.

(8)	Adding the Schedule titled “Operating Guidelines for Investment Options Exchanges -Portfolio Advisory Service®”, as attached hereto.

(9)	Adding the Schedule titled "Investment Management Agreement", as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Sixth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

ZIONS BANCORPORATION	FIDELITY MANAGEMENT TRUST
COMPANY

By: Dianne James 6/3/15          By: Mary Beth Davies 7/1/15
Authorized Signatory Date        FMTC Authorized Signatory Date

SCHEDULE - OPERATING GUIDELINES FOR INVESTMENT OPTIONS EXCHANGES - PORTFOLIO ADVISORY SERVICE®

The following operating guidelines shall govern exchanges of investment options for Participants enrolled in Portfolio Advisory Service®. These guidelines are subject to change upon written notice to the Sponsor.

(a) Rebalancing Participant Accounts:

Assets in the Participant’s Plan account are rebalanced on an ongoing basis to ensure alignment with the assigned asset allocation strategy and the current model portfolio. There are two primary types of rebalancing activities:

•
Portfolios are rebalanced periodically (generally 3-4 times per year) to account for changes in market valuations, to ensure Participant accounts are properly aligned to their model portfolio allocations.

•
Portfolios are also monitored each Business Day to ensure that any Participant directed activities (such as withdrawals or loans) have not caused the Participant account to vary from the assigned market-adjusted model portfolio by more than a drift allowance specified under the Portfolio Advisory Service® .

Rebalance transactions shall be created in the nightly cycle for processing on the following Business Day, and will be reflected in Participant accounts on the day following the rebalance transaction date.

(b) Reallocation of Model Portfolios:

If there is a reallocation of the model portfolio (resulting from review of the Plan’s investment options or a change in the Plan investment option menu), those Participant accounts that vary from the revised model portfolio by more than a drift allowance specified under the Portfolio Advisory Service® shall be flagged for reallocation. Reallocation transactions shall be processed using the same rules as for rebalance transactions.

(c) Changes to Investor Profile:

If a change in model portfolios is required as a result of an annual or ad hoc review of the Participant’s investor profile completed before the close of the New York Stock Exchange (“Market Close”) on a Business Day, the required exchanges shall be processed in that night’s nightly cycle, and reflected in the Participant’s account within the two to three Business Days.

(d) Termination of Service:

If receipt of a Participant’s election to terminate the Portfolio Advisory Service® is confirmed before Market Close, the account will not be flagged for rebalancing or reallocation. If receipt of a Participant’s election to terminate Portfolio Advisory Service® is received while transactions are pending, the pending transactions will proceed as outlined above unless the Participant requests cancellation of such transaction. After the transactions are settled, the termination will be processed pursuant to the language above.

SCHEDULE
INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, dated as of the date signed by Strategic Advisers, Inc., by and between Strategic Advisers, Inc., an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with its principal offices at 245 Summer Street, Boston, Massachusetts (“Strategic Advisers”) and Zions Bancorporation, the entity with authority to appoint an investment manager provided in Section 1(c) below (the “Authorizing Party”), with principal offices at One South Main Street, Salt Lake City, Utah 84111, and Zions Bancorporation (the “Sponsor”), with its principal offices at One South Main Street, Salt Lake City, Utah 84111. To the extent that the Authorizing Party and the Sponsor are the same, the Authorizing Party’s execution of this Agreement shall also bind the Sponsor.

W I T N E S S E T H

WHEREAS, the Sponsor has established one or more trusts or accounts in connection with Plans listed in Exhibit C pursuant to agreements which permit certain assets of retirement plans (collectively and individually, the “Plan”) held in such trust or account to be managed by a duly-appointed investment manager; and

WHEREAS, pursuant to the instrument governing each of the Plans and associated trusts or accounts, the Authorizing Party has the authority to appoint investment managers with respect to the assets held in such trust or account; and

WHEREAS, the Authorizing Party desires to appoint Strategic Advisers as investment manager to provide discretionary investment management services (the “Managed Account Service”) with respect to trust or account assets allocated to eligible participants in the Plan, and the Sponsor or the Authorizing Party has entered into or amended service, trust or custody agreements for the Plan in contemplation thereof; and

WHEREAS, the Authorizing Party and Strategic Advisers wish to enter into this Investment Management Agreement (the “Agreement”) for the purpose of effecting such appointment and setting forth the obligations of Strategic Advisers in connection with the Managed Account Service;

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Authorizing Party, the Sponsor, and Strategic Advisers hereby agree as follows:

SECTION 1. Definitions

a.	The term “Service Agreement” shall mean the trust, custodial or recordkeeping agreement governing servicing of the Plan by affiliates of Strategic Advisers.

b.	The term “Plan” shall mean, collectively and individually, the Plans listed in Exhibit C.

c.
The term “Authorizing Party” with respect to a Plan shall mean the entity with authority to retain an investment manager for the trust or account under the governing documents, and in the case of a Plan governed by ERISA, shall be the named fiduciary. Authorizing Parties for each Plan shall be listed in Exhibit C.

d.
to the extent the Plan is intended to be a nonqualified plan that is not funded for tax purposes, the term “investment option” offered to or available to Participants shall mean those hypothetical investment options in which a Participant is allowed to direct his or her hypothetical account for purposes of measuring his or her benefit entitlement under the Plan.

e.
To the extent the Plan is intended to be a nonqualified plan that is not funded for tax purposes, the term “individual account” “individual Plan account” or “Participant account” shall mean the notional amount that measures the Participant’s entitlement to benefits under the terms of the Plan.

f.
unless otherwise defined herein, the terms used in this Agreement shall have the same meaning as in the trust, custodial or service agreements governing servicing of the Plan by affiliates of Strategic Advisers.

SECTION 2. Appointment of Strategic Advisers.

With respect to each Plan described in Exhibit C, the Authorizing Party hereby appoints Strategic Advisers to manage, pursuant to the guidelines set out in Exhibit B hereof (the “Investment Guidelines”), such of the assets of each trust of account associated with the Plan as may constitute Managed Assets from time to time. “Managed Assets” shall be comprised of all assets of the trust or account associated with each Plan in individual accounts of eligible Participants enrolled in the Managed Account Service, subject to the limitations discussed in Investment Guidelines (excluding securities that are or were formerly employer securities within the meaning of ERISA (“Sponsor Stock”) and assets over which the Participant has no authority to provide investment directions under the terms of the Plan). The conditions for eligibility, enrollment and termination of participation in the Managed Account Service are set forth in the Service Agreement governing the Plan, as it may be amended from time to time.

The Authorizing Party acknowledges receipt of Strategic Advisers’ Part II of Form ADV, or a written disclosure statement containing the information required by such form at least 48 hours prior to entering into this Agreement.

SECTION 3. Acceptance of Appointment as Adviser.

Strategic Advisers accepts the appointment to manage the Managed Assets pursuant to the Investment Guidelines in accordance with the terms and conditions set forth in this Agreement. Strategic Advisers represents that it is an investment adviser registered under the Advisers Act, and that it has full power and authority to enter into this Agreement. Strategic Advisers acknowledges that it is a fiduciary with respect to each of the trusts or accounts to the extent of its discretionary authority and responsibility for investment management of Managed Assets. To the extent the Plan is governed by ERISA, Strategic Advisers acknowledges that it is a fiduciary to the Plan within the meaning of Section 3(21) of ERISA to the extent of its discretionary authority and responsibility for investment management of Managed Assets, and that upon execution of this agreement, it shall function as an investment manager with respect to the Plan within the meaning of Section 3(38) of ERISA.

SECTION 4. Powers, Rights and Duties of Strategic Advisers.

(a) Subject to the provisions hereof pertaining to the responsibilities of fiduciaries, Strategic Advisers shall use its best efforts to provide an opportunity for enhanced returns, consistent with appropriate risk diversification, by causing the Managed Assets to be invested and reinvested from time to time only in investment options offered to Participants under the Plan.

(b)
Strategic Advisers shall manage the Managed Assets in accordance with the Investment Guidelines, and make investment decisions consistent therewith, but otherwise shall have sole and exclusive authority and discretion to manage and control the investment of the Managed Assets consistent with the provisions of this Agreement. The Investment Guidelines may be changed upon sixty (60) days written notice to the Authorizing Party from Strategic Advisers.

(c) In order to perform its duties hereunder, Strategic Advisers shall have full power and authority to:

(1)
direct the trustee, custodian or either of their agents to make purchases and sales of securities or other property for the individual Plan accounts of Participants that are enrolled in the Managed Account Service;

(2)
instruct or direct the trustee, custodian or either of their agents to perform any or all of the powers, duties, and authority given to such trustee, custodian or agent in the relevant agreements which are therein subjected to direction by Strategic Advisers and to enforce performance by such trustee, custodian or agent of such powers, duties, and authority;

(3) execute any and all documents necessary to make investments within the scope of the Investment Guidelines, or to carry out other duties of Strategic Advisers hereunder.

(d) Limitations on Duties

(1)
Strategic Advisers shall have no responsibility or authority to exercise any shareholder rights that arise with respect to investments in which Managed Assets are invested, nor shall it have responsibility or authority to make decisions with respect to matters, such as litigation or bankruptcy, arising out of the trust’s or account’s ownership of any such investments.

(2)
Strategic Advisers shall have no duty or responsibility to manage assets other than Managed Assets (“Other Assets”), including in particular, Sponsor Stock or except as directed in the Investment Guidelines by the Sponsor with respect to Sponsor Stock, to make investment decisions with respect to Managed Assets that offset or counterbalance the specific investment characteristics or behavior of any investment of such Other Assets, even if (i) Strategic Advisers manages such Other Assets pursuant to a separate advisory agreement, or (ii) if those Other Assets are reflected as being owned by or attributable to the Participant on books and records maintained by Strategic Advisers or any of its affiliates. If Strategic Advisers manages Participant accounts in multiple Plans under this Agreement, it shall make investment decisions on each individual Plan account separately.

(3)
Notwithstanding any provision of this Agreement, Strategic Advisers shall have no duty to advise the Authorizing Party or any other person with respect to the investment options available under the Plan, or to exercise management authority to add or remove any such investment options to or from the Plan. Strategic Advisers shall have no duty or authority to advise or make recommendations to the Authorizing Party or the Sponsor with respect to any other matter, including without limitation, the impact of Plan rules on the management or diversification of Managed Assets.

SECTION 5. Strategic Advisers Standard of Care.

Strategic Advisers shall comply with all laws and regulations issued from time to time applicable to the discharge of its duties under this Agreement and shall discharge such duties:

(a)
solely in the interest of the Participants and for the exclusive purpose of providing benefits to such Participants and their beneficiaries and defraying reasonable expense of administering the Plan, subject to the provisions in Section 9;

(b)
with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

(c)
by diversifying the Managed Assets in the individual account of each Participant enrolled in the Managed Account Service so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so, to the extent such diversification is appropriate and achievable with the investment options made available under the Plan, consistent with the Investment Guidelines attached as Exhibit B hereto; and

(d)
in accordance with the documents and instruments governing the Plan provided to Strategic Advisers or its agents insofar as such documents and instruments are consistent with the provisions of ERISA if applicable; provided, however, that the duties of Strategic Advisers shall be governed exclusively by this Agreement to the extent that the provisions of any such Plan documents are inconsistent with this Agreement.

Regardless of whether the Plan is subject to ERISA, Strategic Advisers will perform all of its duties hereunder as if the Plan were subject to ERISA, provided, however, that governing Plan documents need not be consistent with ERISA.

SECTION 6. Duties of the Authorizing Party.

The Authorizing Party shall:

(a)	direct, or cause to be directed, the trustee, custodian, recordkeeper or their agent to invest the Managed Assets at the direction of Strategic Advisers;

(b)
authorize the trustee, custodian or recordkeeper to provide, Strategic Advisers with such information pertaining to the Managed Assets and the Plan as Strategic Advisers may reasonably request, which information Strategic Advisers shall keep as confidential and shall not disclose, except as required by law, to any party other than its subsidiaries or affiliates, without the prior consent of the Authorizing Party;

(c)
to the extent not paid by the Sponsor, compensate Strategic Advisers, or cause the trustee, custodian to compensate Strategic Advisers from the trust or account, by deduction from the accounts of Participants enrolled in the Managed Account Service, for Strategic Adviser services under this Agreement in the amounts set forth on Exhibit A as it may be amended by Strategic Advisers in its sole discretion from time to time in accordance with the notice provisions of this Agreement;

(d)	provide, or cause to be provided, such information to Participants as is delivered for that purpose by Strategic Advisers, and

(e)
maintain a menu of investment options for the Plan that meets the minimum requirements for implementation of the Managed Account Service, as determined in the sole discretion of Strategic Advisers, and provide at least thirty (30) days’ prior written notice to Strategic Advisers with respect to any change in the menu of investment options available under the Plan. To the extent that the Authorizing Party provides less than thirty (30) days’ notice with respect to changes in the investment options available under the Plan, Strategic Advisers shall be under no obligation to manage the Managed Assets until thirty (30) days from such line-up change has elapsed. If at any time the Authorizing Party fails to maintain a menu of investment options for the Plan that meets the minimum requirements for implementation of the Managed Account Service, as determined by Strategic Advisers in its sole discretion, Strategic Advisers shall be under no obligation to manage the Managed Assets until such time as the Authorizing Party modifies the investment options available under the plan to meet such minimum requirements.

(f)	fulfill or comply with such other obligations or restrictions as are outlined in Exhibit B.

SECTION 7. Liability and Indemnification

(a)
Strategic Advisers shall indemnify the Authorizing Party and the Sponsor against, and hold the Authorizing Party and the Sponsor harmless from, any and all penalties, damages, losses, liabilities or other expenses (including reasonable attorneys’ fees) (“Losses”) that may be incurred by, imposed upon, or asserted against the Authorizing Party and the Sponsor by reason of any claim, regulatory proceeding, or litigation arising from Strategic Advisers’ breach of this agreement, negligence, breach of fiduciary duty, willful misconduct or bad faith in the provision of the Managed Account Service.

Except for liability under ERISA § 405 that may be imposed with respect to Strategic Advisers’ conduct related to ERISA-governed Plans, Strategic Advisers shall have no responsibility for the acts or omissions of the Authorizing Party, the Sponsor, the trustee, custodian or any of its agents. Strategic Advisers shall have no responsibility for any loss resulting from (i) any breach of fiduciary duty of the Authorizing Party in selecting and monitoring Strategic Advisers, the selection of investment alternatives or the administration of the Plan, (ii) anything done or omitted to be done in good faith reliance on any written, electronic or telephonic directions from the Authorizing Party or any authorized representative thereof or any information provided by a Participant who is enrolled in the Managed Account Service, (iii) anything done or omitted to be done in good faith reliance on any inaccurate, outdated or incomplete employee, Participant or Plan data provided by the Sponsors, the Authorizing Party or Participant as the case may be, or (iv) the Authorizing Party’s failure to perform its obligations hereunder.

(b)
the Authorizing Party and the Sponsor shall indemnify Strategic Advisers against and hold it harmless from any and all Losses arising out of a) the failure of either the Authorizing Party or the Sponsor to fulfill its obligations; or b) Strategic Advisers’ action or inaction based on good faith reliance on instructions or information from the Authorizing Party or any authorized representative thereof.

(c)
federal and state securities laws impose liability, under certain circumstances, on persons who act in good faith. Nothing in this Agreement shall waive or limit any rights that the Authorizing Party and Sponsor may have under those laws.

SECTION 8. Compensation

Fees associated with the Managed Account Service are attached hereto as Exhibit A. To the extent that the Trust contains more than one Plan, a separate Exhibit A shall be attached hereto for each such Plan. Strategic Advisers may change the fees associated with the service as described on Exhibit A once per year upon sixty (60) days prior written notice to the Sponsor; provided, however, that should the Authorizing Party change or modify the investment options available through the Plan, Strategic Advisers shall have the right to modify this pricing schedule at any time upon sixty (60) days written notice to the Authorizing Party. Any other changes to the fee schedule shall require written consent of the parties to this Agreement.

SECTION 9. Confidential Information; Other Clients and Services.

Any information or recommendations supplied by or through Strategic Advisers in connection with the Managed Account Service, which are not otherwise in the public domain or previously known to the Authorizing Party or the Sponsor, are to be regarded as proprietary and confidential to Strategic Advisers and its affiliates, and for use only in connection with Managed Assets by Participants, the Authorizing Party, the Sponsor or such persons as any of them may designate in connection with the Managed Assets.

The parties acknowledge that Strategic Advisers may provide similar services to other trusts, accounts and plans, and that nothing in this Agreement shall require Strategic Advisers to disclose to the Authorizing Party or the Sponsor, the Plan or its Participants the existence of such other engagements, or prohibit Strategic Advisers from rendering services to such other clients. The Authorizing Party and the Sponsor acknowledge that Strategic Advisers may use identical, similar or different investment methodologies in providing education or other investment services to the Plan(s) or its (their) Participants, or to other plans, participants or clients. With respect to the allocation of trades among clients, Strategic Advisers will treat each of its client accounts in a fair and equitable manner when allocating orders for the purchase and sale of securities, including mutual fund shares. All allocations among client accounts will be made in a manner consistent with Strategic Advisers’ fiduciary duties, taking into account all relevant factors.

SECTION 10. ERISA, Tax and Other Considerations.

The Authorizing Party and the Sponsor acknowledge that Strategic Advisers is affiliated with other entities that may receive asset-based compensation in connection with the investment options offered under the Plan, including, but not limited to, Fidelity Mutual Funds.
To the extent that the Plans are governed by ERISA, the parties acknowledge that the Managed Account Service, to the extent it would otherwise constitute a prohibited transaction, is intended to comply with Prohibited Transaction Class Exemption 77-4, as it may be amended from time to time (PTCE 77-4), with respect to Fidelity Mutual Funds. To that end, the Authorizing Party acknowledges that it is the named fiduciary of the Plans that are ERISA-governed, it is independent of Strategic Advisers within the meaning of PTCE 77-4, that it has received prospectuses for the Fidelity Mutual Funds available under the Plan, and a full and detailed disclosure of the investment advisory and other fees charged to or paid by the Plan with respect to the Managed Account Service and the investment company(ies). The Authorizing Party further acknowledges that it has received an explanation of the reasons why Strategic Advisers may consider purchases or sales of Fidelity Mutual Funds for accounts of Plan participants electing the Managed Account

Service. On the basis of such disclosures, the Authorizing Party hereby authorizes the purchase and sale of Fidelity Mutual Funds for accounts of Participants electing the Managed Account Service.
To the extent any of the Plans identified in Exhibit C are intended to be nonqualified deferred compensation plans that are unfunded for tax purposes, no provision herein shall be deemed to cause the Plan to be funded for tax purposes, nor shall any provision herein be deemed to grant Participants in such Plan any rights to assets of the trust or custodial account associated with such Plan.

SECTION 11. Inspection

During and for a reasonable time after the term of this Agreement, Strategic Advisers or its agents shall permit the Authorizing Party or the Sponsor, or either of their agents (including independent public accountants selected by the Authorizing Party or the Sponsor) during business hours to inspect, at the expense of the Sponsor, Strategic Advisers’ records of investment direction provided pursuant to this Agreement.

SECTION 12. Assignment of Agreement or Duties.

No party may assign this Agreement, in whole or in part, nor delegate except as contemplated herein, all or part of the performance of duties required of it by this Agreement without the consent of the other party, except as permitted by applicable law or regulation, provided, however, that Strategic Advisers may assign this Agreement to any affiliate using a negative consent process whereby the Authorizing Party has no less than sixty (60) days to respond to a notice of intended assignment, and failure to respond to any such notice of such intended assignment shall constitute assent to such proposed assignment.

SECTION 13. Applicable Law.

This Agreement shall be administered and construed according to the laws of the Commonwealth of Massachusetts, except as superseded and preempted by ERISA.

SECTION 14. Construction; Validity.

Wherever possible, this Agreement shall be construed in a manner that is consistent with the Managed Account provisions in the Service Agreement. An adjudication or other determination that a provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any remaining provision of this Agreement.

SECTION 15. Termination.

(a)
This Agreement shall continue in effect until 1) the termination of recordkeeping services to the Plan by an affiliate of Strategic Advisers; or 2) a specified date at least sixty (60) days after notice of termination has been provided from any party to the other party.

(b)
Notwithstanding the foregoing, the Authorizing Party may at any time without prior notice order Strategic Advisers to cease activity, subject to completion of the execution of investment directions already in process with respect to the Managed Assets. Such order to cease activity may be communicated orally subject to immediate written confirmation to Strategic Advisers.

(c)	Notwithstanding the foregoing, Strategic Advisers may cease to provide models for the Managed Account Service pursuant to the terms of Section 6(e) of this Agreement.

(d)
Nothing herein shall prohibit Strategic Advisers from terminating management of any individual Participant’s Plan account in accordance with the provisions governing termination of the Managed Account Service to a Participant set forth in the Service Agreement.

(e)
If this Agreement is terminated during any period of time for which Strategic Advisers has not been compensated, the fee due to Strategic Advisers for such period shall be prorated to the date of termination.

(f)The indemnification obligations hereunder shall survive termination.

SECTION 16. Notices.

Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement to be in writing, shall be given or made if communicated by United States first class mail (or by FAX followed immediately by United States first class mail), addressed as follows:

If to the Authorizing Party
or to the Sponsor: Sponsor c/o Corporate Benefits Director
One South Main Street, Suite 600
Salt Lake City, Utah, 84111

If to Strategic Advisers:    Strategic Advisers, Inc.
c/o B2B Risk Management - Contracts
245 Summer Street, V7B
Boston, Massachusetts 02210
provided (i) that each party shall, by written notice, promptly inform the other party of any change of address and provided further that any written communication from the Authorizing Party or the Sponsor contemplated hereunder shall be signed by a person authorized to act on behalf of the Authorizing Party or Sponsor under governing documents, and (ii) notwithstanding anything in this Agreement to the contrary and subject to the provisions of the Service Agreement, any communication provided by another party required to be in writing may be provided through any medium that is permitted under applicable law or regulation in lieu of writing.

SECTION 17. Due Authorization.

The Authorizing Party represents and warrants to Strategic Advisers that the Authorizing Party has full power and authority under governing documents to appoint an investment manager for the trust or account associated with the Plan for which it serves as Authorizing Party, and to enter into this Agreement with respect to and on behalf of the Plan. To the extent the Plan is associated with a trust for which the trustee is not an affiliate of Strategic Advisers, the Authorizing Party represents that the provisions of the trust authorize the appointment of an investment manager. To the extent that the Plan is governed by ERISA, the Authorizing Party represents that it is the Plan’s named fiduciary acting in accordance with its duties and obligations under ERISA and the Plan.

All parties to this Agreement hereby represent to the others that it is duly authorized by all applicable laws and regulations to enter into this Agreement, and to be bound thereby, including the indemnification provision set forth in Section 7.

SECTION 18. Entire Agreement; Amendment.

This Agreement and any exhibits hereto, as well as any provisions of any Service Agreement governing the Managed Account Service, constitute the entire agreement and understanding among the parties hereto, and may not be modified or amended except by a writing executed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this Agreement on behalf of the respective parties. Each party may rely without duty of inquiry on the foregoing representation.

AUTHORIZING PARTY

Signature:	/s/ Dianne James

Print Name:	Diane James

Title:	EVP, Chief HR Officer

Date:	6/3/15

STRATEGIC ADVISERS, INC.

Signature:	/s/ Janet McCormick

Print Name:	Janet McCormick

Title:	Portfolio Manager

Date:	June 23, 2015

EXHIBIT A

FEES FOR MANAGED ACCOUNT SERVICE
PLAN NAME: Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan
PLAN NUMBER: 29148

Beginning upon the Plan’s enrollment in the Managed Account Service, the annual advisory fee for the Managed Account Service will be assessed based on a percentage of the average daily balance of Managed Assets of enrolled Participants. The advisory fee will be charged to cover ongoing management of the Managed Assets, and related servicing and Participant communication. The fee is payable quarterly in arrears, and will be calculated on the basis of daily Participant balances, generally on the 25th day of the last month of the Participant statement cycle quarter (or the next Business Day if the 25th is not a Business Day).

Unless paid by the Sponsor, the Trustee or its agent will redeem investments in the amount of the net advisory fee directly from enrolled Participants’ Plan accounts on the Business Day following the fee calculation. The amount of the fee deducted from a Participant’s account will be noted on the Participant’s statement.

The annual net advisory fee for the Managed Account Service will be calculated by deducting a Plan Credit Amount (as defined below) from the Plan’s annual gross advisory fee set forth in the table below:

ANNUAL GROSS ADVISORY FEE SCHEDULE

Average daily account balance	Less than 20% eligible participant enrollment	Greater than 20% eligible participant enrollment*
For the first $100,000 or portion thereof	0.59%	0.54%
For the next $100,000 to $250,000, or portion thereof	0.54%	0.44%
All additional assets over $250,000	0.39%	0.29%
*The Gross Advisory fees applicable to plans that exceed 20% enrollment will take effect beginning with the first day of the quarter in which the 20% threshold was exceeded.

Plan Credit Amount and Net Advisory Fee. The purpose of the Plan Credit Amount is to reduce the annual gross advisory fee payable by the Plan by the amount of asset-based fees, if any, Strategic Advisers or its affiliates receive for management of Fidelity Mutual Funds in which Managed Assets are invested, and for other services related to any other investment option offered under the Plan in which Managed Assets are invested.

This Plan Credit Amount will be calculated daily in the following manner: For each investment option in which Managed Assets are invested, an amount will be calculated equal to the sum of (a) the actual underlying investment management fees paid to Strategic Advisers or its affiliates from such investment if it is a Fidelity Mutual Fund (but not other fund expenses such as transfer agency fees); and (b) the servicing or other fees paid to and retained by Strategic Advisers and its affiliates based on assets or Participants in any investment option other than Fidelity Mutual Funds. The resulting amounts for all investments of Managed Assets will be added together to arrive at the Plan Credit Amount. The Plan Credit Amount will be applied (as a percentage) equally across all Participant accounts to arrive at the annual net advisory fee for that Participant. It is expected that the Plan Credit Amount will vary over time, based upon the funds selected for investment of Managed Assets.
In the event a Participant’s participation in the Managed Account Service is terminated before the end of a quarter but such Participant remains enrolled in the Plan, the gross advisory fee applicable to that quarter will be prorated based on the number of days the account was managed during the quarter, and such Participant’s net advisory fees for the pro-rated quarter will be calculated using the Plan Credit Amount applicable to the prior quarter.
If, prior to the end of a billing quarter, either, (a) a Participant’s participation in the Managed Account Service is terminated simultaneously with that Participant’s enrollment in the Plan, or (b) the Plan terminates the Managed Account Service in its entirety, then the gross advisory fee applicable to that quarter will be prorated based on the number of days the account was managed during the quarter. In such cases, a Participant’s gross advisory fees for the pro-rated quarter will be reduced by a credit amount equal to (a) the actual underlying investment management fees paid to Strategic Advisers or its affiliates from investments in such Participant’s account for Fidelity Mutual Funds (but not other fund expenses such as transfer agency fees); and (b) the servicing or other fees paid to and retained by Strategic Advisers and its affiliates based on assets from such Participant’s account invested in any investment option other than Fidelity Mutual Funds.

As noted above, the Plan’s annual gross advisory fee has been determined based on the composition of the Plan’s available investment options. The Plan’s annual gross advisory fee has been set at a level that, when reduced by the Plan Credit Amount, should result in Participants paying approximately the annual target net fee shown below. Note that, because the Plan Credit Amount will vary over time, the actual amount of net advisory fee paid by any Participant will vary based upon, among other things, the funds selected for investment by the Service and the number and asset allocations of Participants enrolled in the Plan. As a result, a Participant’s net advisory fee may be higher or lower than the target net advisory shown in the table below:

TARGET ANNUAL NET ADVISORY FEE SCHEDULE

Average daily account balance	Less than 20% eligible participant enrollment	Greater than 20% eligible participant enrollment
For the first $100,000 or portion thereof	0.50%	0.45%
For the next $100,000 to $250,000, or portion thereof	0.45%	0.35%
All additional assets over $250,000	0.30%	0.20%

As noted above, the Plan Credit Amount and annual net advisory fee will vary over time. However, given the investment options available in the Plan as of the date of this Agreement and expected rates of enrollment in the Service, Strategic Advisers anticipates that the annual net advisory fees paid by any Participant in the Plan will fall within the ranges shown below.

TARGET RANGE OF ANNUAL NET ADVISORY FEES

Average daily account balance	Less than 20% eligible participant enrollment	Greater than 20% eligible participant enrollment
For the first $100,000 or portion thereof	0.59% -0.35%	0.54% -0.30%
For the next $100,000 to $250,000, or portion thereof	0.54% -0.30%	0.44% -0.20%
All additional assets over $250,000	0.39% -0.15%	0.29% -0.05%

In rare circumstances, due to the variable nature of the Plan Credit Amount, the net advisory fee payable by Participants may fall outside of the ranges shown above.

The annual net advisory fee shall be charged in addition to any applicable management fees, purchase fee, short-term trading fee, or similar fee payable to the applicable mutual fund, or any fee paid to Strategic Advisers or its affiliates for services rendered to the Plan (including trustee or recordkeeping services) or to the investment options offered under the Plan.

Note: Should the Sponsor or Authorizing Party modify the investment options available through the Plan, Strategic Advisers shall have the right to modify this pricing schedule upon sixty (60) days’ notice.

From time to time, Strategic Advisers may provide a pricing incentive to encourage enrollment in the service. Unless otherwise specified, the pricing incentives will either allow eligible Plan participants who are not enrolled in the service to have the Service free of Advisory Fees for a stated period of time, or will allow eligible participants who are not enrolled in the service a stated discount from the plan’s Gross Advisory fee during a specified period. The Authorizing Party will receive prior notice of any pricing incentive. In the unlikely event that the Plan Credit Amount exceeds the Gross Advisory Fees for any quarter in which a pricing incentive is in effect, the excess shall be added to the Plan Credit Amount for the following quarter. In such event, no new pricing incentives will be initiated until any previously unused Plan Credit Amount has been used to offset Gross Advisory Fees. In the event that there is unused Plan Credit Amounts for three successive quarters, the amount shall be converted to a Service Credit, which may be applied exclusively for any Plan-related service obtained by the Plan from Strategic Advisers or any Strategic Advisers affiliate that would otherwise be payable under the terms of existing agreements (other than non-SAI investment management fees, expenses already deducted from Participant accounts, or expenses incorporated into a mil rate). The Service Credit will be credited to a non-interest bearing hypothetical account in respect of the Plan, and will expire twelve months after the end of the quarter in which it was credited.

EXHIBIT B
INVESTMENT GUIDELINES FOR MANAGED ACCOUNT SERVICE

Strategic Advisers shall manage Managed Assets in an enrolled Participant’s Plan account by selecting from among the investment options available to enrolled Participants in order to provide diversification appropriate for the enrolled Participant.

Strategic Advisers will allocate the Participant’s portfolio across various asset classes to try to achieve the long-term goal of seeking an appropriate level of returns for a given level of risk. Strategic Advisers shall assign the Participant to an appropriate asset mix based on the appropriate risk/reward trade-offs for the Participant. To determine the appropriate mix, Strategic Advisers will consider the Participant’s date of birth, assumed retirement age, plan account balance, and other personal information provided by the record keeper or by the Participant directly through a series of questions or through the incorporation of available online information. This profile information may include the Participant’s risk preferences, investment experience, current and future income, and potential withdrawal needs depending on availability of such information and the willingness of the participant to provide such information. It may also include information about assets held by the participant in other accounts (including amounts held in other plans or accounts serviced by its affiliates) and the asset allocation of these accounts. Strategic Advisers will base its proposed asset mix based on the amount of information provided by the Participant, but shall not require information from the Participant beyond (i) correct date of birth information for each plan Participant, (ii) designating the expected retirement age for each Participant.

Strategic Advisers shall design model portfolios for the plan by selecting a combination of available investment options that track the risk and diversification attributes of the targeted asset allocation within an appropriate range. Based on the information outlined above, Strategic Advisers will assign the Participant to one of the model portfolios.

Participant asset allocation assignments will be reviewed annually, and Participants may be reassigned to an asset allocation that matches his or her updated profile. In addition, a Participant may be reassigned to an appropriate asset allocation and portfolio any time the Participant informs Strategic Advisers of a change to his or her profile. Unless provided by the Participant, Authorizing Party shall be responsible for providing (i) correct date of birth information for each plan Participant, (ii) designating the expected retirement age for each Participant

Authorizing Party shall be responsible for providing correct date of birth information for each Participant. In addition, if the Participant does not provide information designating their expected retirement date, the Authorizing Party will either (i) provide a default retirement date to be used in scoring Participants or (ii) direct Strategic Advisers to use the default retirement date designated by the Social Security Administration for such Participant.

Strategic Advisers shall invest eligible amounts held in, or contributed to, the accounts of enrolled Participants in accordance with the model portfolio, as it may be adjusted from time to time for market fluctuation, provided that Strategic Advisers shall not manage amounts held in Company Stock (if applicable), or contributions required to be invested in Company Stock, except to counterbalance against such Company Stock as described below. Enrolled Participant accounts may be rebalanced periodically to align their accounts to their assigned model portfolio, or if their accounts drift materially from the market-adjusted model portfolio designated by Strategic Advisers. Strategic Advisers may change the model portfolios as appropriate for changes in the Plan’s investment options, market performance or economic conditions.

Strategic Advisers shall have no independent obligation under this Agreement to value assets under its management, but shall instead rely upon valuations provided by the Trustee or its agent, or an external money manager, if applicable.

Special Guidelines for Company Stock Holdings (if applicable): Strategic Advisers will not invest Managed Assets in Company Stock. An enrolled Participant whose Plan account is invested in Company Stock will be offered the choice whether to (i) have Strategic Advisers ignore such holdings in assigning an asset allocation to the Participant or (ii) assign an asset allocation that attempts to offset the risk characteristics associated with an investment in a security. If a Participant elects to offset the Company Stock holdings, Strategic Advisers will assign the Participant to a portfolio that attempts to account for their holdings in Company Stock, based on the Participant’s level of Company Stock holdings in his or her Plan account. If a Participant fails to direct Strategic Advisers as to whether to offset or ignore his or her Company Stock positions, the Authorizing Party hereby directs Strategic Advisers to assign the Participant into a portfolio that attempts to offset the risk characteristics of the Participant’s Company Stock position.

Strategic Advisers shall not make decisions with respect to the exercise of any rights accruing to investment options, including without limitation, shareholder rights to vote proxies or tender or exchange shares, or rights arising out of bankruptcy or litigation. Decisions with respect to the exercise of any such rights shall be made in accordance with the provisions of the Trust Agreement, and Strategic Advisers shall not be required to take such matters into account in making its investment decisions.

Universe: Managed Assets of enrolled Participants may be invested in any investment options available for new investment by enrolled Participants other than assets held in or investment options available in self-directed brokerage accounts (and Company Stock, if applicable) subject to the restrictions described below.

Use of Participant Data: To the extent a Participant is enrolled in more than one account within the Managed Account Service, Strategic Advisers will share such Participant data across accounts and Plans. Strategic Advisers will use such Participant’s data provided in connection with one account for updating or management purposes in other accounts of such Participant that are also managed by the Managed Account Service.

Restrictions: Managed Assets of enrolled Participants will not be invested in any investment option that is closed to new investment by eligible Participants. Certain investments – such as “investment strategy options” – may be excluded from the model portfolio construction process. The Authorizing Party shall have the right to impose reasonable restrictions upon Strategic Advisers with respect to investment management, other than those set out here, provided that it shall first propose such restrictions in writing to Strategic Advisers, and provided that Strategic Advisers shall have thirty (30) Business Days to determine whether such restriction is reasonable.

With respect to any stable value option or custom fund option within a plan line-up, Strategic Advisers will use such stable value option in constructing its portfolios if information regarding the composition of such stable value option is made available to Strategic Advisers by the Authorizing Party on an annual basis. If such information regarding the composition of the stable value option is not made available to Strategic Advisers, Strategic Advisers will look for other cash equivalent funds within the plan line-up.

If none are available, Strategic Advisers will be unable to create appropriate models for the Plan. The plan Fiduciary shall be responsible for obtaining the approval of the stable value option or custom fund provider prior to the implementation of the Service.

The Managed Account Service only considers Fidelity Mutual Funds that have been included in the investment menu chosen by the plan sponsor (or other responsible plan fiduciary) to be offered to plan participants and beneficiaries. To the extent that the Managed Account Service includes one or more Fidelity Mutual Funds in model portfolios utilized by Plan participants, Strategic Advisers believes such fund or funds are appropriate for the Plan because each such fund is an investment option available in the Plan that, in combination with other available investment options in the model portfolio, provide a resulting portfolio that tracks the risk and diversification attributes of the targeted asset allocation. Strategic Advisers constructs and manages each model portfolio by applying a quantitative investment methodology. In constructing model portfolios, Strategic Advisers employs a process that is independent with respect to fund family or investment manager.

EXHIBIT C

PLAN NAMES AND AUTHORIZING PARTY

Plan Name: Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan

Authorizing Party: Zions Bancorporation